Filed Pursuant to Rule 433

Registration No. 333-255899 and 333-255899-01

*PRICING DETAILS* $1Bn Nissan (NAROT) 2021-A Prime Auto Loan ABS

Joint Lead Managers: MUFG (str.), BofA, BNP and Citi

Co-Managers: HSBC, Societe Generale, US Bancorp and Wells Fargo

WAL

Cls	Amt ($mm)	(yrs)*	M/S**	PWIN	E.FNL	L.FNL	Bench	Sprd	Yld%	Cpn%	$Price
A1	172.000	0.22	P-1/A-1+	1-5	11/21	7/22	IntL	-6	0.05908		100.00000
A2	356.500	0.93	Aaa/AAA	5-18	12/22	2/24	EDSF	+1	0.163	0.16	99.99726
A3	356.500	2.20	Aaa/AAA	18-37	7/24	10/25	IntS	+5	0.331	0.33	99.99831
A4	115.000	3.53	Aaa/AAA	37-48	6/25	9/27	IntS	+3	0.579	0.57	99.97101

*   1.30% ABS to 5% call

**   Expected Ratings

-TRANSACTION DETAILS-

Transaction Size : $1Bn (No Grow)

Pricing : PRICED

Registration : SEC Registered

ERISA Eligible : Yes

RR Compliance : US – Yes, EU – No

Expected Ratings : Moody’s/S&P

Pricing Speed : 1.30% ABS to 5% call

Min Denominations : $1k x $1k

First Payment Date : 07/15/2021

Settlement Date : 06/23/2021

Bloomberg Ticker : NAROT 2021-A

B&D : MUFG

-MARKETING MATERIALS-

Preliminary Prospectus, FWP and CDI File (attached)

Intex Deal Name: mitnarot_2021-a Passcode: 434Y

Deal Roadshow Investor Login Details:

URL: https://dealroadshow.com

Entry Code (Case Sensitive): NAROT2021A

Direct Link: https://dealroadshow.com/e/NAROT2021A

-CUSIPs-

A1 65480BAA5

A2 65480BAB3

A3 65480BAC1

A4 65480BAD9

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.